Sub-item 77I

WESTERN ASSET FUNDS, INC.
SUPPLEMENT DATED July 7, 2014
TO THE SUMMARY PROSPECTUS AND PROSPECTUS
EACH DATED MAY 1, 2014, OF
WESTERN ASSET INFLATION INDEXED PLUS BOND FUND
Class I (WAIIX)

Effective July 7, 2014, the section entitled ?Fees and expenses of the fund? in the fund?s Summary and Statutory Prospectuses, is hereby amended and restated, filed pursuant to Rule 497, July 7, 2014, Accession Number 0001193125-14-262009.